Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (this “Agreement”) is entered by and between David M. Shear (“Executive”) and LSB Industries, Inc. (the “Company”) (collectively, the “Parties”), effective as of December 31, 2015 (“Termination Date”).

WHEREAS, Executive has resigned from employment with the Company effective December 31, 2015;

WHEREAS, the parties have agreed to terms of severance benefits in exchange for a release of claims in a form agreeable to the Company;

WHEREAS, this Agreement sets forth the Parties’ expectations and agreements with respect to the severance benefits and the release of claims; and,

WHEREAS, in exchange for the severance benefits, Executive desires to release any and all claims whatsoever, known or unknown, that he has or may have against the Company, its affiliated entities, and all those entities’ employees and representatives, as explained more fully below.

NOW, THEREFORE, in exchange for the promises made by one another in this Agreement, which both parties acknowledge to be valuable promises sufficient to justify the promises of the other, the Parties agree as follows:

1. Resignation. Effective on the Termination Date the employment relationship between the Company and Executive will be terminated, and the Company will be relieved of Executive’s duties in all respects. Executive resigns from any position as an officer of the Company and as a director, officer, manager, partner or similar position of each subsidiary or affiliate of the Company.

2. Severance Payments to Executive; Other Consideration.

(a) The Company agrees to pay to Executive a severance payment in the total amount of $310,000 (the “Severance Payment”). The payment shall be made to Executive in installments on the 15th of the month as follows;

January, 2016	$25,833
February, 2016	$25,833
March, 2016	$25,834
April, 2016	$0
May, 2016	$0
June, 2016	$0
July, 2016	$103,334
August, 2016	$25,833
September, 2016	$25,833
October, 2016	$25,833
November, 2016	$25,834
December, 2016	$25,833

provided Executive executes this Agreement and the accompanying General Release, and Executive does not exercise his statutory right to rescind this Agreement and the General Release attached as Exhibit A. In the event of Executive’s death payment will be made to his estate or designee.

(b) The Company will pay to Executive a lump sum payment of $7,131.24 on or before January 15, 2016, which shall be referred to as “COBRA Supplement”.

(c) The Company will transfer to Executive without charge the 2015 Lexus ES 350 (VIN #################) that he is currently using for business purposes.

(d) All payments shall be subject to withholding for applicable taxes and other ordinary payroll deductions.

(e) The Company will continue to pay for Executive’s officers and director’s liability policy covering any claim which may arise as a result of his former employment with the Company, its affiliates or subdivisions.

(f) The Company will pay to Executive for two weeks of earned but unused vacation in the amount of $11,923 on or before January 15, 2016.

(g) Executive will be reimbursed for business expenses incurred during his employment within 14 days of submission of documentation requesting reimbursement in a form compliant with Company policies. Such request for reimbursement shall be submitted on or before February 1, 2016.

3. Representation Regarding Severance Obligations. By signing this Agreement and/or accepting any payment pursuant to this Agreement, Executive is expressly acknowledging that no other payments, whether salary, bonus, expenses or otherwise, remain unidentified and payable except for the Severance Payments. Specifically, Executive acknowledges that as a result of his resignation, any benefit otherwise payable under the Nonqualified Benefit Agreement dated January 1, 1992 and amended April 1, 1993 and December 17, 2008 shall become null and void on the last day of employment, and such agreement shall terminate with no further payment obligations to the Executive or his beneficiaries pursuant to the terms of Section 6 of such agreement. Executive also agrees that his outstanding equity awards which have not been exercised on or before the Termination Date will be forfeited regardless of whether such awards are vested or unvested.

4. General Release. As a condition to receiving the Severance Payment and the COBRA supplement above, Executive will return an executed copy of this Agreement and the attached General Release within twenty-one (21) days of the date of this Agreement. By signing this Agreement, Executive is agreeing that once seven (7) days have passed from the date he signs the Release, he will not attempt to revoke or rescind the General Release at any time in the future. In addition, Executive is representing that he fully understands the terms of this Agreement and the General Release and that he has had an opportunity to seek legal advice regarding the General Release and this Agreement, if he desires to do so, before signing these documents. Executive is also representing to the Company that he has not commenced any action or filed any administrative charge or complaint against the Company in regard to his employment between the Termination Date and the date he signs the Agreement and General Release. In the event a change of control (as defined under Section 409A of the Internal Revenue Code of 1986, as amended), any installments that are unpaid will be paid in a lump sum on the later of July 15, 2016 or the effective date of the change of control.

5. Requests to Provide Information and Future Activities and Litigation Assistance. At any time in the future, if Executive receives any subpoena or court order to testify or provide information regarding the Company or his past employment with the Company, Executive will notify the Company at 16 South Pennsylvania Avenue, P.O. Box 754, Oklahoma City, Oklahoma 73107, Attn: President in writing within five (5) days of receipt or by email to an address designated by the Company within twenty-four (24) hours if the subpoena or court order requires compliance sooner than five (5) days. Further, Executive will not be employed or otherwise act as an expert witness or consultant, or in any similar paid capacity in any litigation, arbitrations, administrative proceedings, governmental inquiries, external investigations or hearings involving the Company. Upon reasonable notice, Executive will continue to cooperate with and assist the Company and its representatives and attorneys as requested with respect to any litigation, arbitrations, administrative proceedings, governmental inquiries, investigations (both internal and external) or any other matters concerning or relating to the above by being available for interviews, depositions and/or testimony in regard to any matters in which he is or has been involved or with respect to which he has relevant information without the need for a subpoena. If Executive is required to testify at deposition and/or trial, Executive will be paid compensation for his preparation and appearance time in an amount agreed upon by Executive and Company.

6. Confidentiality of Information. Executive agrees that, except with the prior written consent of the Company or if previously publically disclosed by the Company, he will not, at any time after the date of this Agreement, make any independent use of or disclose to any other person or organization, including any governmental agency, the terms and provisions of this Agreement and the discussions surrounding it, as well as any of the Company’s confidential, proprietary information or trade secrets, for a period of twenty-four (24) months following the Termination Date; provided that this provision does not bar disclosure of (1) information in the public domain; (2) information required to be disclosed by law, rule, or regulation; and (3) information previously disclosed to a third-party by the Company who in turn discloses the information to Executive. This shall apply to any information which is of a special and unique value and includes, without limitation, both written and unwritten information relating to operations and marketing; business planning and strategies; finance; accounting; costs of providing service; operating and maintenance costs; and pricing matters. This obligation regarding the Company’s confidential, proprietary information or trade secrets is in addition to, but does not replace, any prior agreement between Executive and the Company regarding confidentiality. This paragraph does not prohibit Executive from reporting possible violations of federal and/or state law or regulation to any governmental agency or entity, including, but not limited to the Department of Justice, the Securities and Exchange Commission, Congress or any agency Inspector General and/or the Equal Employment Opportunity Commission (or a similar fair employment practices agency of Executive’s State of residence or employment) or with other similarly situated employees. Subject to applicable law, Executive covenants and agrees that Executive shall not in any way publicly disparage, call into disrepute, or otherwise defame or slander the Company or any of its subsidiaries, in any manner that would materially damage the business or reputation of the Company or any of its subsidiaries. The Company covenants and agrees, on behalf of itself and its subsidiaries, that neither the Company, any of it subsidiaries nor any of the officers or directors of the Company or any of its subsidiaries shall in any way publicly disparage, call into disrepute, or otherwise defame or slander Executive. Nothing in this Section 8 shall preclude or restrict Executive or the Company or any of the subsidiaries of the Company from making truthful statements, or the Executive’s retention of documents that he is required to retain or disclose in his capacity as an employee of the Company, including, without limitation, those that are required by applicable law, regulation or in connection with a legal process or proceeding, and making of such statements shall not be in violation of this Section.

7. Additional Warranties. Executive represents and warrants that as of this date he has suffered no work related injury with the Company and that he will not file a claim for worker’s compensation benefits arising from any incident occurring as of the date of this Agreement. Executive further represents that this is an individually-negotiated severance agreement as contemplated by the federal Older Worker Benefit Protection Act and that Executive is not, and will not hereafter assert that he is, entitled to any greater consideration period or other information in connection with his waiver of rights under the Age Discrimination in Employment Act that he has received in this Agreement and the General Release, including the Notice.

8. Severability. Executive and the Company agree that if any portion of this Agreement or the General Release or the application of their terms to any person or circumstance or claim is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement and the General Release, or the application of such terms to any other persons, circumstances or claims shall not be affected and that this Agreement and General Release shall continue to be valid and enforceable to the fullest extent permitted by law.

9. Attorneys. Executive acknowledges that this Agreement is a binding legal document with legal consequences, and that the Company has suggested that he, within the time limits identified above, and to the extent he deems necessary or appropriate, seek competent legal counsel to determine the legal effect of this Agreement, at his own expense.

10. Transition of Business and Future Activities. Upon receipt of reasonable notice, Executive agrees that he shall cooperate with and assist the Company in the transition of any ongoing projects or other job duties or responsibilities, and take all reasonable steps to ensure that the Company’s interests are not adversely affected due to the termination of the Parties’ employment relationship. Upon reasonable notice, Executive shall make himself available to the Company and the Company’s attorneys, without the necessity of a subpoena or other process, in connection with any pending or future matter about which he may have relevant information or regarding which he had direct involvement because of his prior employment with the Company. Executive will be compensated for services provided to Company on or after January 1, 2016 pursuant to the terms of the Independent Contractor’s Agreement between Executive and the Company dated December 31, 2015.

11. Return of Company Property. Executive agrees to return Company property, including but not limited to, any and all originals and/or paper or electronic copies of documents or data related to the business of the Company (or its related persons or entities), computer files, laptop computers, building keys, and the like, with the exception of automobile currently provided by the Company for Executive’s business use that will be transferred to Executive under Section 2(c).

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to its choice of law provisions.

13. Amendments. The Agreement may be amended only by the written agreement signed by both Executive and a duly authorized representative of the Company.

14. Section 409A. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and the “involuntary separation pay plan exception,” and the provisions of this Agreement shall be construed in a manner consistent with that intention. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. To the extent Section 409A is determined to apply to this Agreement, any reference to the Executive’s termination of employment will mean a cessation of the employment relationship between the Executive and the Company which constitutes a “separation from service” as determined in accordance with Section 409A. If Executive is deemed on the date of termination to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made under this Agreement, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” or (ii) the date of death. On the first day of the seventh month following the date of “separation from service,” or if earlier, on the date of death, all payments delayed pursuant to this subparagraph and Section 409A (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

In addition, for purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which an Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A, and any series of installment payments under this Agreement, including installment payments set forth in Section 2(a), shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii). The Company shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

15. Successors.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as herein defined, and any successor to its or the Company’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his date of termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.

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The Parties to this Agreement have read the foregoing agreement and fully understand each and every provision contained herein. The Parties agree that this Agreement, together with the General Release, constitutes the entire agreement between Executive and the Company, except for the terms and provisions of his Employment Agreement that remain in full force and effect. The Parties have executed this Agreement on the dates shown below.

EXECUTIVE

/s/ David M. Shear		Dated:	December 30, 2015
David M. Shear

COMPANY

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell	Dated:	December 31, 2015
Daniel D. Greenwell
President/CEO

EXHIBIT A

GENERAL RELEASE

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor, including the Equal Employment Opportunity Commission, and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by LSB Industries, Inc., 16 South Pennsylvania Avenue, P.O. Box 754, Oklahoma City, OK 73107, Attn: President within the seven-day period following your execution of this General Release.

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GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by LSB Industries, Inc., I hereby release and discharge LSB Industries, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims, provided that nothing contained in this General Release shall constitute a release of the Company from any obligations it may have to the undersigned (a) this Severance and Release Agreement,; or (b) relating to any rights of indemnification and/or defense under the Company’s certificate of incorporation, bylaws, or coverage under officers and directors insurance.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release.

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

Except as noted above, the Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my with my obligations that survive and continue in effect in accordance with this Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the

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separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this 30th day of December, 2015.

/s/ David M. Shear
David M. Shear

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